Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports a 16% Year-over-Year Revenue Decline in the Second Quarter of 2023

Challenging Economic Conditions Impacted Both Business Segments during the Quarter

PITTSBURGH, PA – August 2, 2023 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights:

•	Total consolidated revenues declined by 16% to $52.2 million, compared to revenues of $62.1 million in the second quarter of 2022;

•	The Company’s Data and Analytics Services segment reported revenues of $8.8 million, compared to $11.2 million in the second quarter of 2022, as existing clients curtailed spending in 2023;

•

The IT Staffing Services segment achieved revenues of $43.4 million, compared to $50.9 million in the second quarter of 2022, with a decrease in revenues from financial services clients being a key driver in this decline;

•

GAAP diluted earnings (loss) per share was ($0.19) in the second quarter of 2023 versus $0.20 in the second quarter of 2022. The 2023 loss included a settlement reserve on an outstanding employment-related claim, net of recoveries, which reduced GAAP diluted earnings per share by $0.19 per share;

•	Non-GAAP diluted earnings per share was $0.11 in the second quarter of 2023 versus $0.30 in the second quarter of 2022; and

•	On June 30, 2023, the Company had no bank debt and held $18.6 million of cash balances on hand.

Second Quarter Results:

Revenues for the second quarter of 2023 totaled $52.2 million, compared to $62.1 million during the corresponding quarter of 2022. Gross profits in the second quarter of 2023 were $13.6 million, compared to $16.7 million in the same quarter of 2022. GAAP net (loss) for the second quarter of 2023 totaled ($2.2 million) or ($0.19) per diluted share, compared to $2.4 million net income, or $0.20 per diluted share, during the same period of 2022. Non-GAAP net income for the second quarter of 2023 was $1.3 million, or $0.11 per diluted share, compared to $3.6 million, or $0.30 per diluted share, in the second quarter of 2022.

Activity levels at the Company’s Data and Analytics Services segment improved during the second quarter of 2023, with bookings of $10.1 million or $1.7 million higher than in the previous quarter. The Company also had a notable improvement in RFP submittals and pipeline opportunities. However, spending reductions on several existing projects continue to impact our revenues. Demand for the Company’s IT Staffing Services segment, which is largely linked to U.S. economic conditions, declined during the quarter as clients continue to respond to uncertainties in the domestic economy. This pullback in demand was more pronounced in the financial services industry due to regional bank failures leading to concerns over a potential broader banking crisis. Financial services represented a significant percentage of our total billable consultant base as we entered 2023.

Vivek Gupta, the Company’s President and Chief Executive Officer stated: “The possibility of a recession continued to weigh in on clients’ spending dynamics during the second quarter of 2023 – particularly in the financial services industry. As a result, both or our business segments experienced revenue declines in the second quarter of 2023. While we see a modest improvement in demand from some of our clients, we are aggressively pursuing measures to reduce our cost structure in response to these challenging times. Finally, it’s important to reiterate that we believe that our businesses remain fundamentally sound, and that our balance sheet is solid, given that we had no bank debt and $18.6 million of cash on hand as of June 30, 2023.”

Michael Fleishman, the Company’s Chief Executive Officer of the Data and Analytics Services segment stated: “We continued to make progress in expanding our bookings and pipeline of opportunities during the second quarter. We also achieved improvements in utilization during the second quarter of 2023, which helped increase our gross margins to 45.6% from 38.5% in the previous quarter. However, in the first half of 2023, we have been challenged by clients reducing resources on existing projects, as they respond to economic uncertainty.”

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer stated: “On June 30, 2023, we had $18.6 million of cash balances on hand, no bank debt, and borrowing availability of $23.9 million under our revolving credit facility. Our Days Sales Outstanding (DSO) measurement improved by five days during the quarter to 56 days on June 30, 2023. Additionally, during the second quarter, we purchased 62,361 shares of the Company’s common stock at an average price of $9.15 under the share repurchase program that we announced in February 2023”.

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA, with offices across the U.S., Canada, Europe, and India.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT, our July 2017 acquisition of the services division of InfoTrellis, Inc. and our October 2020 acquisition of AmberLeaf Partners. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expenses related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Settlement reserve on employment-related claim, net of recoveries: In the second quarter of 2023, we recognized a pre-tax reserve of $3.1 million related to an employment claim asserted by a former employee who has alleged various employment-related claims against the Company, including a claim of wrongful termination. No lawsuit has been filed to date, and the parties are currently in negotiations in an attempt to settle this matter. We have excluded this reserve in our non-GAAP financial measures because we believe it is not indicative of our ongoing operating performance and thus its exclusion allows investors to make more meaningful comparison between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of and statements regarding the Company’s ability to generate revenues, earnings, and cash flow, and statements regarding the Company’s share repurchase program. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecasted in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for the Company’s services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, the extent to which the Company’s business is adversely affected by the impacts of the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19 and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2022.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$18,614	$7,057
Accounts receivable, net	32,718	42,322
Insurance recovery	2,200	—
Prepaid and other current assets	4,759	3,795

Total current assets	58,291	53,174
Equipment, enterprise software and leasehold improvements, net	2,143	2,665
Operating lease right-of-use assets	3,118	3,886
Deferred financing costs, net	256	293
Non-current deposits	512	578
Goodwill, net of impairment	32,510	32,510
Intangible assets, net of amortization	14,387	15,773

Total assets	$111,217	$108,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$1,100
Current portion of operating lease liability	1,228	1,504
Accounts payable	4,382	4,475
Accrued payroll and related costs	9,949	11,085
Employment-related claim liability	6,000	—
Other accrued liabilities	1,919	1,393

Total current liabilities	23,478	19,557
Long-term liabilities:
Long-term operating lease liability, less current portion	1,851	2,294
Long-term accrued income taxes	69	105
Deferred income taxes	480	920

Total liabilities	25,878	22,876
Shareholders’ equity:
Common stock, par value $0.01 per share	133	133
Additional paid-in capital	33,886	32,059
Retained earnings	57,641	59,553
Accumulated other comprehensive income (loss)	(1,562)	(1,555)
Treasury stock, at cost	(4,759)	(4,187)

Total shareholders’ equity	85,339	86,003

Total liabilities and shareholders’ equity	$111,217	$108,879

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2023	2022	2023	2022
Revenues	$52,204	$62,117	$107,267	$121,872

Cost of revenues	38,560	45,371	80,141	89,194

Gross profit	13,644	16,746	27,126	32,678

Selling, general and administrative expenses:
Operating expenses	13,372	13,198	26,322	25,823
Employment-related claim, net of recoveries	3,100	—	3,100	—

Total selling, general and administrative expenses	16,472	13,198	29,422	25,823

Income (loss) from operations	(2,828)	3,548	(2,296)	6,855

Other income/(expense), net	50	68	(3)	8

Income (loss) before income taxes	(2,778)	3,616	(2,299)	6,863

Income tax expense (benefit)	(605)	1,180	(387)	2,095

Net income (loss)	$(2,173)	$2,436	$(1,912)	$4,768

Earnings (loss) per share:
Basic	$(0.19)	$0.21	$(0.16)	$0.41
Diluted	$(0.19)	$0.20	$(0.16)	$0.39

Weighted average common shares outstanding:
Basic	11,620	11,607	11,629	11,558

Diluted	11,620	12,110	11,629	12,079

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2023	2022	2023	2022
GAAP Net Income (Loss)	$(2,173)	$2,436	$(1,912)	$4,768

Adjustments:
Amortization of acquired intangible assets	693	792	1,386	1,584
Stock-based compensation	842	752	1,677	1,278
Employment-related claim, net of recoveries	3,100	—	3,100	—
Income tax adjustments	(1,171)	(406)	(1,559)	(746)

Non-GAAP Net Income	$1,291	$3,574	$2,692	$6,884

GAAP Diluted Earnings (Loss) Per Share	$(0.19)	$0.20	$(0.16)	$0.39

Non-GAAP Diluted Earnings Per Share	$0.11	$0.30	$0.22	$0.57

Weighted average common shares outstanding:
GAAP Diluted Shares	11,620	12,110	11,629	12,079

Non-GAAP Diluted Shares	11,961	12,110	12,014	12,079

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2023	2022	2023	2022
Revenues:
Data and Analytics Services	$8,773	$11,250	$18,168	$21,402
IT Staffing Services	43,431	50,867	89,099	100,470

Total revenues	$52,204	$62,117	$107,267	$121,872

Gross Margin %:
Data and Analytics Services	45.6%	43.6%	41.9%	44.3%
IT Staffing Services	22.2%	23.3%	21.9%	23.1%

Total gross margin %	26.1%	27.0%	25.3%	26.8%

Segment Operating Income (Loss):
Data and Analytics Services	$(881)	$817	$(1,561)	$1,789
IT Staffing Services	1,846	3,523	3,751	6,650

Subtotal	965	4,340	2,190	8,439

Amortization of acquired intangible assets	(693)	(792)	(1,386)	(1,584)
Employment-related claim, net of recoveries	(3,100)	—	(3,100)	—
Interest expense and other, net	50	68	(3)	8

Income (loss) before income taxes	$(2,778)	$3,616	$(2,299)	$6,863